Exhibit 10.27

                       TAX SHARING AND INDEMNITY AGREEMENT

      This TAX SHARING AND INDEMNITY AGREEMENT (the "Agreement"), dated as of this ___ day of ______, 2004, by and between ZAPATA CORPORATION ("Zapata"), a Nevada corporation, and SAFETY COMPONENTS INTERNATIONAL, INC. ("Safety"), a Delaware corporation.

                                R E C I T A L S:

      A. Zapata is the common parent of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended.

      B. Safety and its affiliates are members of the affiliated group of corporations with respect to which Zapata is the common parent.

      C. Zapata has filed consolidated income tax returns, and intends to file consolidated income tax returns, and combined income tax returns where advisable.

      D. Zapata and Safety desire to agree upon a method of determining the financial consequences to each party resulting from the filing of consolidated or combined income tax returns.

      E. Safety desires to be indemnified by Zapata with respect to certain tax liabilities.

      F. Zapata desires to be indemnified by Safety with respect to certain tax liabilities.

      NOW, THEREFORE, in consideration of their mutual promises, the parties hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

      1.1 As used in this Agreement, the following terms shall have the following meanings:

            "After-Tax Cash Benefit" means the excess, if any, of a member's separate return tax liability for the Consolidated Group under Treas. Reg.
Section 1.1552-1(a)(2)(ii) over the amount of the tax liability of the Consolidated Group allocated to the member pursuant to Section 3.1 of this Agreement.

            "Code" means the Internal Revenue Code of 1986, as amended, or any successor thereto, as in effect for the taxable period in question.

            "Consolidated Group" means the group of corporations that immediately prior to the Effective Date are members of the affiliated group of corporations (within the meaning of

Section 1504 of the Code) that files or is required to file consolidated tax returns of which Zapata, or its successor, is the common parent.

            "Effective Date" means the date upon which Zapata and its affiliates cease to own eighty percent (80%) of the issued and outstanding shares of Safety within the meaning of Section 1504(a) of the Code.

            "Final Determination" shall mean the final resolution of liability for any Tax for a taxable period, including any related interest or penalties,
(a) by Internal Revenue Service Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the Internal Revenue Service ("IRS"), or by a comparable form under the laws of other jurisdictions; except that a Form 870 or 870-AD or comparable form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of the Taxing Authority to assert a further deficiency shall not constitute a Final Determination; (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under
Section 7121 or 7122 of the Code, or comparable agreements under the laws of other jurisdictions; (d) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the Tax imposing jurisdiction; or (e) by any other final disposition, including by reason of the expiration of the applicable statute of limitations.

            "Representative" means with respect to any person or entity, any of such person's or entity's directors, officers, employees, agents, consultants, advisors, accountants, attorneys, and representatives.

            "Safety Businesses" means the present and future subsidiaries, divisions and business of Safety and any Safety Post-Closing Affiliate.

            "Safety Pre-Closing Affiliate" means any corporation, partnership or other entity directly or indirectly controlled by Safety on or before the Effective Date.

            "Safety Post-Closing Affiliate" means any corporation, partnership or other entity directly or indirectly controlled by Safety after the Effective Date.

            "Tax" or "Taxes" means (a) all forms of taxation, whenever created or imposed, and whenever imposed by a national, municipal, governmental, state, federal or other body, whether domestic or foreign (a "Taxing Authority"), and without limiting the generality of the foregoing, shall include net income, alternative or add-on minimum tax, gross income, sales, use, ad valorem, gross receipts, value added, franchise, profits, license, transfer, recording, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profit, custom duty, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any related interest, penalties, or other additions to tax, or additional amounts imposed by any such Taxing Authority, (b) liability for the payment of any amounts of the type described in (a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, including any liability arising pursuant to Treas. Reg. Section 1.1502-6, or as a result of being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the


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

liability of another party and (c) liability for the payment of any amounts of the type described in (a) as a result of any express or implied obligation to indemnify any other person.

            "Tax Attributes" shall include, but not be limited to, losses (i.e. current, carryback and carryforward), deductions and credits with respect to "regular" and "alternative minimum" Taxes.

            "Taxing Authority" is defined under the term "Taxes."

            "Taxable Period" or "Taxable Periods" means the tax year for the "Consolidated Group" as that term is defined in this Article 1.

            "Tax Return" means any return, filing, questionnaire or other document required to be filed, including requests for extensions of time, filings made with estimated Tax payments, claims for refund and amended returns that may be filed, for any taxable period with any Taxing Authority in connection with any Tax (whether or not a payment is required to be made with respect to such filing).

            "Zapata Affiliate" means any corporation, partnership or other entity directly or indirectly controlled by Zapata, other than Safety, a Safety Pre-Closing Affiliate, or a Safety Post-Closing Affiliate.

            "Zapata Businesses" means the present and future subsidiaries, divisions and business of any member of the Consolidated Group, other than the present and future subsidiaries, divisions and business of Safety, any Safety Pre-Closing Affiliate and any Safety Post-Closing Affiliate.

            "Zapata Group" means the group of corporations that immediately after the Effective Date are members of the affiliated group of corporations (within the meaning of Section 1504 of the Code) that files or is required to file consolidated tax returns of which Zapata, or its successor, is the common parent.

                                    ARTICLE 2
                      PREPARATION AND FILING OF TAX RETURNS

      2.1 Income Included. All Tax Returns required to be filed by the Consolidated Group relating to Taxable Periods ending before or including the Effective Date and filed after the date of this Agreement shall include the income of Safety and Safety Pre-Closing Affiliates (as determined in this Section 2.1) attributable to such Taxable Periods (including, for federal income Tax purposes, any deferred income triggered into income by Treas. Reg. Section 1.1502-13 and any excess loss accounts taken into income under Treas. Reg.
Section 1.1502-19) required to be reported in the Consolidated Group's consolidated federal income Tax Returns (or under any similar rules applicable to any state, local or other income Tax Returns filed on a consolidated or combined basis). The income of Safety and Safety Pre-Closing Affiliates will be apportioned beginning with the first day of the Taxable Period through and including the Effective Date and the period after the Effective Date by closing the books of Safety and such Safety Pre-Closing Affiliates as of the end of the Effective Date. The income of Safety and any Safety Pre-Closing Affiliate shall not include: (1) any deferred income triggered into income by

Treas. Reg. Section 1.1502-13 or any similar Treasury Regulation or state law; and (2) any excess loss accounts taken into income under Treas. Reg. Section 1.1502-19 or any similar Treasury Regulation or state law, attributable to any other member of the Consolidated Group.

      2.2 Tax Returns for Taxable Periods Ending Before or Including the Effective Date. Zapata shall have the responsibility and authority to timely prepare and file, or cause to be timely prepared and filed, the federal Consolidated Group Tax Returns and any state, local or other income Tax Returns, filed on a consolidated or combined basis relating to Taxable Periods ending before or including the Effective Date. Safety shall provide Zapata with any tax-related information reasonably requested by Zapata with respect to any Taxable Periods ending on or before the Effective Date. Furthermore, with respect to separate Tax Returns of Safety or any Safety Pre-Closing Affiliates, Safety shall provide Zapata, upon Zapata's request, with a pre-filing draft of such returns no later than fifteen (15) business days prior to their due date, and proof of timely filing and payment of any associated Taxes.

      2.3 Tax Returns for Taxable Periods Beginning After the Effective Date. Safety shall prepare and file, or cause to be prepared and filed, all Tax Returns for Safety and any Safety Post-Closing Affiliate for taxable periods of Safety and any Safety Post-Closing Affiliate beginning after the Effective Date. Zapata shall prepare and file, or cause to be prepared and filed, all Tax Returns for the Zapata Group for taxable periods beginning after the Effective Date.

      2.4 Carry-Over Period Returns.

            (a) Safety shall prepare and file on a timely basis any Tax Returns (but not including any federal income Tax Return, or any state, local, or other income Tax Return filed on a consolidated or combined basis) of Safety and any Safety Pre-Closing Affiliate for any Taxable Period beginning before and ending after the Effective Date (a "Carry-Over Period").

            (b) All other Tax Returns for a Carry-Over Period required to be filed by any member of the Consolidated Group other than Safety or any Safety Pre-Closing Affiliate shall be timely prepared and filed, or caused to be timely prepared and filed, by Zapata.

                                    ARTICLE 3
              ALLOCATION OF INCOME TAX LIABILITIES; PAYMENT OF TAX

      3.1 Allocation of Income Tax Liabilities with Respect to Taxable Periods Ending Before or Including the Effective Date.

            (a) Except as otherwise provided in this Agreement, the consolidated federal income Tax liability of the Consolidated Group for all Taxable Periods ending before or including the Effective Date shall be allocated pursuant to
Section 1552(a)(1) of the Code and the Regulations thereunder among the members of the Consolidated Group in accordance with the ratio which that portion of the consolidated taxable income attributable to each member of the Consolidated Group having taxable income bears to the consolidated taxable income of the Consolidated Group. The same allocation principles shall apply in determining each member's share of any state,


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

local or other income Tax liability determined on a consolidated or combined basis to the extent such principles are not inconsistent with requirements imposed by such state, local, or other Taxing Authority. Each member shall be responsible for, and shall immediately pay to Zapata its allocable portion of the consolidated federal income Tax liability of the Consolidated Group, as well as its allocable portion of state, local, or other Tax liability determined on a consolidated or combined basis.

            (b) If the consolidated federal income Tax liability or state, local, or other income Tax liability determined on a consolidated or combined basis is adjusted for any Taxable Period, whether by means of an amended return, claim for refund, or an audit by a Taxing Authority, the liability of each member of the Consolidated Group shall be recomputed to give effect to such adjustments in accordance with Section 3.1(a) of this Agreement; provided that any accuracy-related penalty imposed under Section 6662 of the Code or any fraud penalty under Section 6663 of the Code shall be allocated to and be borne by each member to the extent the imposition of such penalty against the Consolidated Group is the result of adjustments to the Tax liability of the Consolidated Group attributable to adjustments (i) which are inconsistent with Tax Return positions taken by such member and, if such member is not the common parent, communicated to the common parent of the Consolidated Group, or (ii) which are inconsistent with Tax Return information furnished by such member to the common parent of the Consolidated Group.

      3.2 Tax Attributes.

            (a) Except as otherwise provided in this Agreement, each member of the Consolidated Group shall be compensated to reflect the absorption of its Tax Attributes by one or more other members in accordance with the "Percentage Method" principles set forth in Treas. Reg. Section 1.1502-33(d)(3). For this purpose, a member that absorbs the Tax Attributes of another member shall be responsible for paying that member 100% of the After-Tax Cash Benefits realized as a result of utilizing such member's Tax Attributes no later than thirty (30) days after the filing of the consolidated federal income tax return for the Consolidated Group. The same allocation and payment principles shall apply with respect to the absorption of Tax Attributes relating to any state, local, or other Tax liability determined on a consolidated or combined basis, to the extent such principles are not inconsistent with requirements imposed by such state, local, or other Taxing Authority.

            (b) If the consolidated federal income Tax liability or state, local, or other Tax liability determined on a consolidated or combined basis is adjusted for any Taxable Period, whether by means of an amended return, claim for refund, or an audit by a Taxing Authority, the liability of each member of the Consolidated Group under Section 3.2(a) of this Agreement shall be recomputed to give effect to such adjustments in accordance with Section 3.1(a) and Section 3.2(a) of this Agreement.

      3.3 Estimated Tax Payments. Zapata shall have the right to assess Safety and Safety Pre-Closing Affiliates for their share of estimated Tax payments to be made on the projected consolidated or combined income Tax liability each year. Payments shall be made by Safety to Zapata and shall be made within ten
(10) days after such assessment. Safety and Safety Pre-Closing Affiliates will receive credit for such prepayments in the year-end computation under Section 3.1(a) of this Agreement.


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

      3.4 Tax Returns Which Are Not Consolidated Or Combined Income Tax Returns. Safety shall be responsible for timely paying all Taxes imposed on Safety and any Safety Pre-Closing Affiliate, which are not attributable to a consolidated or combined income tax return.

      3.5 Separation Payment With Respect to Federal Income Taxes. Zapata shall give Safety notice of the filing of Zapata's consolidated federal income Tax Returns and Tax Returns for any state, local, or other Tax Authority determined on a consolidated or combined basis for its first taxable year ending after the Effective Date ("Final Return Notice"). To the extent not previously paid to Zapata in accordance with Article 3, Safety and each Safety Pre-Closing Affiliate shall pay to Zapata, within thirty (30) days after receipt by Safety of the Final Return Notice, its allocable portion pursuant to Section 3.1(a) hereof, of (1) such consolidated federal income Tax liability of the Consolidated Group; and (2) such state, local, or other income Tax liability determined on a consolidated or combined basis. Zapata shall not withdraw any earnings or assets of Safety or any Safety Pre-Closing Affiliates prior to the Effective Date.

      3.6 Liability for Taxes With Respect to Post-Effective Date Taxable Periods. The Zapata Group shall pay all Taxes of the Zapata Group and shall be entitled to receive and retain all refunds of Taxes of the Zapata Group with respect to Taxable Periods beginning after the Effective Date which are attributable to the Zapata Businesses. Safety shall pay all Taxes of Safety and any Safety Post-Closing Affiliate and shall be entitled to receive and retain all refunds of Taxes of Safety and any Safety Post-Closing Affiliate for all periods beginning after the Effective Date which are attributable to the Safety Businesses.

      3.7 Carry-Over Period Payments. Zapata shall be responsible for (and shall pay) any Taxes shown to be due on a Tax Return for a Carry-Over Period filed pursuant to Section 2.4(b) hereof by any member of the Consolidated Group other than Safety or a Safety Pre-Closing Affiliate. Safety shall be responsible for (and shall pay) any Taxes shown to be due on a Tax Return for a Carry-Over Period filed by Safety and any Safety Pre-Closing Affiliate pursuant to Section 2.4(a) hereof.

                                    ARTICLE 4
                       CARRYFORWARDS; CARRYBACKS; REFUNDS;
                             POST-CLOSING ELECTIONS

      4.1 Unused Carry-Forward Attributes. Except as otherwise provided in this Agreement, Zapata and Safety agree that, for purposes of all required returns and reports with respect to Taxes, the amount of unused tax credits under the Code attributable to Safety and each of the Safety Pre-Closing Affiliates that may be carried forward to Taxable Periods ending after the Effective Date shall, unless otherwise required by law or regulations, be determined in accordance with the principles of Treas. Reg. Section 1.1502-79(c) or other similar provisions of the Code or Treasury Regulations. Any other carry-forward attributes shall similarly be determined in accordance with applicable regulations.

      4.2 Carry-Backs. Zapata shall be entitled to any refund of any Tax obtained by the Consolidated Group (or any member of the Consolidated Group) as a result of the carry-back of losses or credits of Safety or any Safety Post-Closing Affiliate from any taxable period beginning after the Effective Date to any Taxable Period ending before or including the Effective Date. The application of any such carry-backs by Safety and/or any other current or former member of


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

the Consolidated Group shall be in accordance with the Code and the Treasury Regulations promulgated thereunder. Notwithstanding this Section 4.2, Safety and any Safety Post-Closing Affiliate shall have the right, in its sole discretion, to make any election, including, without limitation, the election under Section 172(b)(3) of the Code, which would eliminate or limit the carry-back of any loss or credit to any Taxable Period ending before or including the Effective Date.

      4.3 Post-Closing Elections. At Zapata's request, Safety and the Safety Pre-Closing Affiliates shall make and/or join with Zapata in making any Tax elections reasonably requested by Zapata after the Effective Date, if the making of such election does not have a material adverse impact on Safety or any Safety Pre-Closing Affiliate for any post-Effective Date Taxable Period.

      4.4 Refunds. Safety and any Safety Pre-Closing Affiliate shall be entitled to any refund of any Tax obtained by the Consolidated Group (or any member of the Consolidated Group) as a result of any audit, amendment or other change in the Tax Return as filed by the Consolidated Group or any member thereof to the extent the refund is attributable to Safety and any Safety Pre-Closing Affiliate for any Taxable Period of the Consolidated Group ending before or including the Effective Date. Zapata will cooperate with Safety and any Safety Pre-Closing Affiliate in obtaining such refunds, including, but not limited to, the filing of amended Tax Returns or refund claims. Zapata will immediately pay to Safety and any Safety Pre-Closing Affiliate any Tax refund described in this Section
4.4 when such refund is received by the Zapata Group. All other refunds arising from Tax Returns filed for the Consolidated Group will belong to Zapata.

                                    ARTICLE 5
                     COOPERATION AND EXCHANGE OF INFORMATION

      5.1 Cooperation. Safety shall cooperate (and shall cause any Safety Post-Closing Affiliate to cooperate) fully at such time and to the extent reasonably requested by Zapata in connection with the preparation and filing of any Tax Return or the conduct of any audit, dispute, proceeding, suit or action concerning any issues or any other matter contemplated hereunder relating to any Taxable Period ending before or including the Effective Date. Such cooperation shall include, without limitation, (a) the retention and provision on demand of copies of books, records, documentation or other information relating to any such Tax Return until the later of (i) the expiration of the applicable statute of limitation (giving effect to any extension, waiver, or mitigation thereof) and (ii) in the event any claim has been made under this Agreement for which such information is relevant, until a Final Determination with respect to such claim; (b) the execution of any document that may be necessary or reasonably helpful in connection with the filing of any such Tax Return, or in connection with any audit, proceeding, suit or action addressed in the preceding sentence; and (c) the use of the parties' reasonable best efforts to obtain any documentation from a governmental authority or a third party that may be necessary or helpful in connection with the foregoing. Each party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation.

      5.2 Tax Returns For Taxable Periods Including The Effective Date. Zapata will provide Safety with the opportunity to review and comment upon any Tax Returns, for Tax Periods including the Effective Date, to be filed after the date of this Agreement (including any


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

amended returns), and will provide Safety, promptly upon its request, with copies of such Tax Returns (including any amended returns).

      5.3 Audits. Zapata will allow Safety and any Safety Pre-Closing Affiliate and its counsel to participate (at the expense of Safety or its Safety Pre-Closing Affiliate) in any audits of Zapata's consolidated federal income Tax Returns to the extent that such returns relate to Safety and any Safety Pre-Closing Affiliate. Zapata shall have sole authority to settle any such audit.

      5.4 Contest Provisions. Zapata shall have full responsibility and discretion in the handling of any Tax controversy, including, without limitation, an audit, a protest to the Appeals Division of the IRS, and litigation in Tax Court or any other court or administrative body of competent jurisdiction involving a Tax Return of the Consolidated Group or the Zapata Group.

                                    ARTICLE 6
                                  MISCELLANEOUS

      6.1 Tax Indemnification.

            (a) Zapata shall defend, indemnify and hold harmless Safety and each Safety Pre-Closing Affiliate from and against any liability, cost or expense, including, without limitation, any fine, penalty, interest, charge or reasonable accountant's fee, for any Tax required under this Agreement to be allocated to and paid by Zapata or any member of the Consolidated Group other than Safety or a Safety Pre-Closing Affiliate.

            (b) Safety shall indemnify and hold harmless Zapata and each member of the Zapata Group from and against any liability, cost or expense, including without limitation, any fine, penalty, interest, charge or reasonable accountant's fee, for any Tax required under this Agreement to be allocated to and paid by Safety or any Safety Pre-Closing Affiliate.

            (c) The amount of any payment made with respect to this Section 6.1 shall include any additional amount necessary to indemnify the recipient of the payment against any Taxes imposed or incurred (including any increase in liability or taxes resulting from a reduction in the amount of the loss), and any reasonable professional fees or other litigation costs incurred, in connection with such payment, and (ii) be reduced by the amount of any tax benefit realized or to be realized by the recipient as a result of its payment of the Taxes being indemnified hereunder.

      6.2 Breach. Zapata shall defend, indemnify and hold harmless Safety and each Safety Pre-Closing Affiliate and Safety and each Safety Pre-Closing Affiliate shall defend, indemnify and hold harmless Zapata and each member of the Zapata Group from and against any payment required to be made under this Agreement as a result of the breach by a member of the Zapata Group or by Safety or a Safety Pre-Closing Affiliate, as the case may be, of any obligation under this Agreement.


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

      6.3 Resolution of Certain Disputes.

            (a) Arbitration. Disagreements between Zapata and Safety with respect to amounts that either claims is owed by the other (or by an Affiliate of the other) under this Agreement, or other matters under this Agreement that are not resolved by mutual agreement, shall be resolved by arbitration pursuant to this Section 6.3.

            (b) Selection of the Arbitrator. Any arbitrator selected pursuant to this Section 6.3(b) shall have at least ten (10) years of experience in the field of corporate taxation, shall be an attorney licensed to practice law in any state of the United States or a certified public accountant licensed to practice in any state of the United States and shall not be or have been employed by or affiliated with either party. The parties shall first attempt to agree on a mutually satisfactory arbitrator. If the parties are unable to agree on a mutually satisfactory arbitrator within thirty (30) days after either party notifies the other in writing of a disagreement requiring arbitration pursuant to this Section 6.3 (15 days in the case of a disagreement with respect to Section 5.1 through Section 5.4), each party shall select an arbitrator. The two arbitrators thus selected shall agree on and select a third arbitrator. If the two arbitrators cannot agree on such third arbitrator within thirty (30) days (fifteen (15) days in the case of a disagreement with respect to Section 5.1 through Section 5.4), the parties shall each select a different arbitrator and renew the foregoing procedure. If the position of an arbitrator is vacated, the person or persons who originally selected the arbitrator to fill such position shall select a new arbitrator to fill the position, unless the parties agree to continue the arbitration with the remaining arbitrators. When used hereinafter, the term "arbitrator" shall refer to the three arbitrators so selected when appropriate and a decision of a majority of such arbitrators shall constitute a decision by the arbitrator in the appropriate context.

            (c) Arbitration Procedures.

                  (i) The arbitration shall be conducted under the auspices of the American Arbitration Association.

                  (ii) Each party within thirty (30) days after engagement of the arbitrator (fifteen (15) days in the case of a disagreement with respect to Section 5.1 through Section 5.4) shall submit to the arbitrator a written statement of the party's position (including where relevant the total net amount it asserts is owed by it or is due to it) regarding the total amount in dispute.

                  (iii) The arbitrator shall base his decision on the following standards. In the case of a factual dispute between the parties, the arbitrator shall make a determination of the correct facts. In the case of a dispute regarding a legal issue, including the proper application of the Tax laws or the proper interpretation of this Agreement, the arbitrator shall make a determination in accordance with his best legal judgment. Upon making determinations with respect to all factual and legal issues in dispute, the arbitrator shall determine the amount due by one party to the other or such other matter with respect to the matter subject to the arbitration. Where relevant, as to each matter in dispute, the arbitrator shall find in favor of the party whose statement submitted pursuant to paragraph (ii) above proposed the amount closest to the amount so determined.


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

                  (iv) The arbitrator shall render a written decision stating only the result of such decision as soon as practicable. The arbitrator shall also orally explain the bases of such decision to both parties as soon as practicable. If and only if both parties request, the arbitrator shall state the bases of such decision in writing. Where relevant, as to each matter in dispute, the arbitrator's decision shall be in an amount equal to one of the total amounts asserted by one of the parties in the written statements submitted pursuant to paragraph (ii) above. The arbitrator shall not, and is not authorized to, render a decision in any other amount.

                  (v) The arbitrator's decision shall be final and binding on the parties. No appeal to any court is contemplated by this Agreement and each party, to the maximum extent permissible by law, waives and relinquishes all rights and entitlements to appeal such decision.

                  (vi) The arbitrator shall determine a fair allocation of the costs of the arbitration proceeding (including each party's legal fees) as between the parties.

      6.4 Notices. Any notice, demand, claim or other communication under this Agreement shall be in writing and shall be deemed given upon delivery if delivered personally, upon mailing if sent by certified mail, return receipt requested, postage prepaid, or upon completion of transmission if sent by telecopy or facsimile, to the parties at the following address:

            If to Zapata:

                    Zapata Corporation
                    100 Meridian Centre, Suite 350
                    Rochester, New York 14618
                    Attn: Avram Glazer, Chief Executive Officer

            If to Safety:

                    Safety Components International, Inc.
                    29 Stevens Street
                    Greenville, South Carolina 29605
                    Attn: Brian P. Menezes, Chief Financial Officer

      6.5 Entire Agreement. This Agreement constitutes the entire agreement of the parties concerning the subject matter hereof, and supersedes all other agreements, whether or not written, in respect of any Tax between or among any member or members of the Zapata Group, on the one hand, and Safety and any Safety Pre-Closing Affiliate, on the other hand. This Agreement may not be amended except by an agreement in writing, signed by the parties hereto.

      6.6 Governing Law. This Agreement shall be governed by and construed in accordance with, the laws of the State of New York.

      6.7 Successors and Assigns. A party's rights and obligations under this Agreement may not be assigned without the prior written consent of the other party. All of the provisions of


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

this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

      6.8 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties to this Agreement and their respective subsidiaries and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without this Agreement.

      6.9 Legal Enforceability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions. Any prohibition or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render unenforceable the provision in any other jurisdiction.

      6.10 Expenses. Unless otherwise expressly provided in this Agreement, each party shall bear any and all expenses that arise from their respective obligations under this Agreement. In the event either party to this Agreement brings an action or proceeding for the breach or enforcement of this Agreement, the prevailing party in such action or proceeding, whether or not such action or proceeding proceeds to final judgment, shall be entitled to recover as an element of its costs, and not as damages, such reasonable attorneys' fees as may be awarded in the action or proceeding in addition to whatever other relief to which the prevailing party may be entitled.

      6.11 Confidentiality. Each party shall hold and cause its Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other parties hereto furnished it by such other party or its Representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party, or (c) later lawfully acquired from other sources by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who shall be advised of the provisions of this Section. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

      6.12 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument.

      6.13 Headings. Introductory headings used in this Agreement are solely for the convenience of the parties and shall not be deemed to be limitations upon or descriptive of the contents of the Section or sub-sections concerned.


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

      IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                                           SAFETY COMPONENTS INTERNATIONAL, INC.


                                           By:    /S/ Brian P. Menezes
                                                  ------------------------------
                                           Name:
                                           Title: Vice President and
                                                  Chief Financial Officer


                                           ZAPATA CORPORATION


                                           By:    /S/ Avram Glazer
                                                  ------------------------------
                                           Name:  Avram Glazer
                                           Title: President and Chief Executive
                                                  Officer


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